EXHIBIT 23.1

Randall N. Drake, C.P.A., P.A.

1981 Promenade Way
Clearwater, Florida 33760
Phone: (727) 536-4863

Consent of Independent Registered Public Accounting Firm

I consent to the inclusion by reference in the Prospectus, of which this Registration Statement on Form S-8 is a part, of the report dated April 14, 2009 relative to the financial statements of IC Places, Inc., as of December 31, 2008 and 2007 and for each of the two years then ended and for the period since inception March 18, 2005 through December 31, 2008.

I also consent to the reference to my firm under the caption "Experts" in such Registration Statement.

/s/  Randall N. Drake, CPA, PA

Randall N. Drake, CPA, PA

Clearwater, Florida

February 23, 2010